Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Heather Beardsley	The Plunkett Group
+1 610-208-2278	Brad Edwards
hbeardsley@cartech.com	+1 212-739-6740
brad@theplunkettgroup.com

Carpenter Technology Extends and Amends Credit Facility

Philadelphia, PA (March 26, 2021) – Carpenter Technology Corporation (NYSE: CRS) (the “Company”) today announced the successful completion of a $300 million syndicated credit facility (the “Credit Facility”) by amending and restating the Company’s existing Credit Agreement which had been set to expire on March 31, 2022. The Credit Facility extends the maturity to March 31, 2024.

In connection with the Credit Facility, the Company entered into a Security Agreement that, among other things, creates a security interest in accounts receivable, inventory and certain related assets as certain collateral of the Company for the benefit of the secured parties under the Credit Facility.

Bank of America, N.A. and JPMorgan Chase Bank, N.A. served as the Joint Lead Arrangers.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, industrial, medical, and consumer electronics markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter Technology has expanded its AM capabilities to provide a complete “end-to-end” solution to accelerate materials innovation and streamline parts production. More information about Carpenter Technology can be found at www.carpentertechnology.com.